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                                                                   EXHIBIT 10.15
                              SEALY CORPORATION
                              1228 Euclid Avenue
                                  10th Floor
                            Cleveland, Ohio 44115


March 4, 1996


Mr. Ron L. Jones
3102 Cabarrus Drive
Greensboro, North Carolina 27407

Dear Ron:

I am writing on behalf of the Board of Directors of Sealy Corporation to set forth our agreement for your employment as the President and Chief Executive of Sealy.

We share and understand your concern that you leave your current employer in an orderly manner. At the same time we are, and I am sure you are too, anxious for you to assume the leadership of Sealy as soon as possible. Accordingly, you may begin on a full or part time basis as soon as you are ready, with the understanding that you will be full time no later than March 31, 1996.

Your annual salary will be $500,000. Your bonus target will be 80% of your salary, with a range of zero to 120% of salary. You will be guaranteed a minimum bonus of 40% or your salary payments for the fiscal year ending November 30, 1996.

You will be granted 60,000 restricted Class A shares and options to purchase 400,000 additional Class A shares. Your exercise price will be $10.63 per share, the recently completed valuation. The shares and options will vest at the rate of 25% each anniversary. Copies of the form of the restricted stock agreement, stock option agreement and stockholder agreement which must be executed by you have been furnished to you separately.

You will be paid a sign-on bonus of $250,000 upon commencing full time employment.

You will receive whatever perquistes are extended from time to time to other senior executives of the company.

This agreement will be for an initial term of approximately three years, ending March 31, 1999, and will continue on a year to year basis thereafter, until your normal retirement age, subject to termination by either party after completion of the intial term and upon written notice of at least 90 days.
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Mr. Ron Jones
March 4, 1996
Page Two of Two
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During the period of this agreement and for one year thereafter, you will not be involved (other than in the ownership of publicly traded stock) with any manufacturer or seller of (a) mattresses or other bedding products or (b) any other products which constitute more than 10% of Sealy's revenues at the time of termination of your employment.

To evidence your agreement to the above, please sign and return to me the enclosed copy of this letter.

I am very excited about our future under your leadership.

Sincerely,

/s/ Rod Dammeyer

Rod Dammeyer,
Director


Agreed:

/s/ Ron L. Jones
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Ron L. Jones